Exhibit 99.1

Ocean Power Technologies Inc. Fiscal Second Quarter 2017 Call Script

Operator Comments

Good day ladies and gentlemen, and welcome to the second quarter fiscal year 2017 Ocean Power Technologies conference call. My name is LeeAnne and I’ll be your operator for today’s call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will be given at that time. If anyone should require operator assistance please press star then zero key on your touch-tone telephone. As a reminder, this conference call is being recorded.

I would now like to turn the conference over to Mr. Andrew Barwicki – Investor Relations for Ocean Power Technologies.

Barwicki - Introduction

Good morning, and thank you for joining us on Ocean Power Technologies’ conference call and webcast to discuss the financial results for the 3-month period ended October 31, 2016.

On the call with me today are George Kirby, President and CEO; and Matthew Shafer, Chief Financial Officer. George will provide an update on the company’s highlights for the quarter, after which Matthew will review the financial results for the second quarter.

Following our prepared remarks, we will open the call to questions. This call is being webcast on our website, at www.oceanpowertechnologies.com.

It will also be available for replay later today. The replay will stay on the site for on-demand review.

Last Friday, December 9th, Ocean Power Technologies issued its earnings press release and filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. All of our public filings can be viewed on the SEC website at SEC.gov or you may go to the OPT website, www.oceanpowertechnologies.com.

During the course of this conference call management may make projections or other forward-looking statements regarding future events or financial performance of the Company within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to numerous assumptions made by management regarding future circumstances over which the Company may have little or no control that involve risk and uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements.

We refer you to the Company's Form 10-K and other recent filings with the Securities and Exchange Commission for the description of these and other risk factors.

And now, I'd like to turn the call over to George to begin the discussion.

George H. Kirby – President and Chief Executive Officer

Thank you, Andrew, and good morning everyone.

Today I’ll review our business operations and provide an update on key activities and developments in the quarter. Following this, Matthew will briefly review our financial results, after which Matthew and I will be available to answer any questions.

First, we’re excited that the Company is continuing to make measureable progress on our business plan on a number of fronts. Throughout the second quarter, we had two PowerBuoys operating off the coast of New Jersey. We announced performance validation of our commercial unit number one PB3 PowerBuoy®, and in December we retrieved this PowerBuoy to prepare it for shipment to Japan in 2017 where it will go on-lease with Mitsui Engineering and Shipbuilding. This first commercial PB3 has been ocean tested since July 2016, and has generated over 1.4 megawatt-hours of electric power. It achieved a single day peak production of over 30 kilowatt-hours during its deployment, which is an equivalent hourly average of over 1.25 kilowatts for that day.

In October, we retrieved our pre-commercial PB3 PowerBuoy, which is currently being upgraded to commercial status as our unit number two. This pre-commercial PB3 PowerBuoy was used to complete our scope of work per our agreement with the National Data Buoy Center, or “NDBC”, consisting of integrating and demonstrating a Self-Contained Ocean Observing Payload, also known as a “SCOOP”. The SCOOP was powered by the PB3 and its data was transmitted real-time back to OPT and the NDBC. The demonstration of this combined system met all performance requirements during its deployment, and we are currently discussing next steps with the NDBC.

We also installed a marine mammal detection sensor under the pre-commercial PowerBuoy as part of our agreement with the Wildlife Conservation Society, or the “WCS”. The objective was to determine the feasibility of a combined system which could communicate real-time mammal migration data, by understanding any acoustic interactions between the sensor and the operating PB3. The sensor has been returned to WCS and its data is undergoing analysis.

We recently achieved a significant milestone of approximately 45 million cumulative strokes over our commercial fleet of five power take offs, or “PTOs”, comprised of both ocean deployments and accelerated life testing. This simulates a PTO fleet cumulative ocean-operation duration of approximately three and one-half years. We continue to life test our PTOs under extreme laboratory conditions in order to validate reliability which is necessary to achieve consistent three year maintenance intervals of the PB3. We believe that our approach continues to demonstrate the reliability of our commercial-ready PTO design and provides significant credibility to the value proposition for our target markets.

Last week we announced a joint marketing agreement with Sonalysts. We view this partnership as a significant milestone in our commercialization efforts. We believe strategic partnerships are an important part in commercializing a new technology and a new product. These partnerships can be used to improve the development of overall integrated solutions, to create new market channels, to expand commercial know-how and resources, and geographic foot-print, and to bolster product delivery capabilities and improve ramp-up time. Sonalysts maintains core technology and expertise in subsea wireless communications and autonomous undersea systems analysis, which, we believe when combined with the PB3 power and real-time communications platform, can potentially bring value to existing and future autonomous undersea vehicle infrastructure. Sonalysts also brings core competencies as a systems integrator with advanced technologies in human-system interfacing and big-data processing. We believe this, combined with their long standing presence in the defense market brings significant new capabilities that are synergistic with ours and can enable us to aggressively pursue business opportunities in this and other markets such as oil and gas.

In September, we announced a contract with the U.S. Department of Defense Office of Naval Research to design a specialized mass-spring oscillating PowerBuoy.  This PowerBuoy differs from the PB3 in that it would be self-contained and would have no external moving components. The design will be an anchorless, station-keeping, low profile PowerBuoy that would most likely power mission critical surveillance sensors and the buoy’s control and propulsion systems.

Phase one of the contract scope includes the system design and laboratory testing of a proprietary inertia-based, mass-spring PTO, and the selection of an electric propulsion solution to be integrated into the PowerBuoy. The objective of this first phase is to design and optimize the inertia based generation system, evaluate the buoy propulsion system, and carry out performance testing of critical PTO components. We currently have several patented solutions for mass-spring oscillating designs, and we believe we will be able to leverage our intellectual property to address the Office of Naval Research needs.

The proposed system is scalable and once completed, could expand our entire product portfolio with more product options into the commercial and defense markets. We recently held our first project review with the Office of Naval Research Program Officer who was pleased with our overall status and progress..

In the second quarter we completed a capital raise that netted the company approximately $6.9 million. We are using the net proceeds for general corporate purposes, which include expanding our sales and marketing functions, and may include application demonstrations and additional development and testing of PowerBuoy systems in order to progress and accelerate our commercialization efforts.

In November, we received nearly $700,000 through New Jersey’s Technology Business Tax Certificate Transfer Program. This program enables New Jersey-based companies with fewer than 225 U.S. employees to raise cash to finance their growth and operations by selling net operating losses and R&D tax credits to unaffiliated corporations. The program is administered by the New Jersey Economic Development Authority and the New Jersey Department of the Treasury's Division of Taxation. We are also happy to report that in November the United States District Court issued its final judgment approving the settlement of our shareholder lawsuit.

At this time last year, we were developing the next generation product, which we expected would feature an enhanced electrical storage system, a higher efficiency power management system, and a user friendly interface providing even more flexibility to end-users. We announced that this next-generation buoy had undergone its critical design review, and we expected that it would achieve a maturity level, through extensive in-ocean and factory accelerated life testing, that would allow us to proceed with a commercial product launch in 2016. In July we accomplished our goal when we deployed our first commercially designed PB3 PowerBuoy off the coast of New Jersey and are now preparing to ship it to Mitsui Engineering and Shipbuilding in Japan for its first customer lease.

We continue to aggressively target high-value markets, including oil and gas, security and defense, ocean observing, and communications, each of which we believe will derive significant value from our PB3 PowerBuoy power and real-time communications platform.

I will now turn it over to Matthew, who will review our financial results in the quarter.

Matthew Shafer - Chief Financial Officer

Thank you George, and good morning everyone. I will now review results for the second quarter of fiscal 2017.

For the three months ended October 31, 2016, we reported revenue of $0.2 million, as compared to revenue of $0.5 million for the three months ended October 31, 2015. The decrease in revenue over the prior year was primarily related to lower revenue from MES during the three months ended October 31, 2016 as compared to the three months ended October 31, 2015, which included revenue from our WavePort contract and billable work under our prior contracts with the U.S. Department of Energy.

The net loss for the three months ended October 31, 2016 was $1.0 million as compared to a net loss of $3.0 million for the three months ended October 31, 2015. This decrease is mainly attributable to lower selling, general and administrative costs and the decline in the fair market value of the common stock warrants liability. For the six months ended October 31, 2016, we reported revenue of $0.4 million, as compared to revenue of $0.6 million for the six months ended October 31, 2015. The net loss for the six months ended October 31, 2016 was $4.8 million, as compared to a net loss of $7.2 million for the six months ended October 31, 2015.

Turning now to the balance sheet, as of October 31, 2016, total cash, cash equivalents, and marketable securities were $12.5 million, up from $6.8 million on July 31, 2016. As of October 31, 2016 and July 31, 2016, restricted cash was $0.3 million for each period, respectively. Net cash used in operating activities was $6.3 million during the six months ended October 31, 2016, which includes $500,000 of costs related to the litigation settlement and additional legal costs of $200,000, compared with $7.0 million for the six months ended October 31, 2015.

As discussed on the prior conference calls, we have taken a number of steps over the last months to reduce our cash burn rate while focusing our technical, operating and business development resources on key initiatives, particularly the PB3. We are encouraged with our recent capital raise in October and continue to remain confident in our cash position. We anticipate having sufficient cash to maintain operations into at least the quarter ended January 30, 2018.

With that, I'll turn it back to George.

George H. Kirby – President and Chief Executive Officer

Thank you, Matthew.

Before we move on to Q&A, I would like to take a moment to discuss our product commercialization and business development efforts. Nearly two years ago, we accelerated our strategic pivot from a project-based company to a product-based company, with a totally new go-to-market strategy. Over the last two years, we have focused on bringing a reliable product to market; one which is designed to survive a 100-year storm and to have a maintenance-free interval of three years while operating in very harsh and inhospitable environments. To achieve this, our new management team essentially re-engineered the product development approach, bringing and implementing best industry practice design and validation techniques of new products which accelerated time to market. Likewise we have been pursuing applications in new markets by spending considerable time on educating stakeholders in our technology and the unique value-proposition that it bears. Make no mistake; this is a long-cycle business, because entering a new market with a disruptive product such as the PowerBuoy requires time for end-user evaluation prior to leading to orders.

Let me spend a few minutes to describe what it takes to ultimately generate revenues under the strategic shift initiated two years ago. Both the defense and the oil and gas industries evaluate new technologies against a scale called “technology readiness level”, or “TRL”, which describes the maturity level of new technology. These qualifications include, among others, a multitude of design specifications and criteria, design and manufacturing procedures, vendor qualification, and technical risk management.

In the case of the oil and gas industry, one example of the TRL is based on the American Petroleum Institute’s recommended practices, which generally ranks technology on a scale from zero, which is an unproven concept, to seven which is a field-proven final solution. Based on the published criteria for TRL, we believe that the PB3 has met the criteria to achieve a TRL-6, which is an installed and fully tested production unit. Prior to securing commercial orders of any significance, oil and gas end-users require that a new system operate in the intended application for a set duration in order to prove out the application. It is these specific demonstrations which we’re working toward, and which highlights the need for strategic partnerships around the highest potential applications to achieve sustainable revenues.

Since 2015, we have engaged with nearly 200 stakeholders within all of our target markets, both domestically and internationally. Each engagement is a unique company, firm, research or academic institution, or government or regulatory entity, and in many cases we have met with parties on several occasions as we advance discussions of our products and applications. 77% of total engagements are in the United States, and three quarters of these U.S. engagements are in the oil and gas market. In the U.S. market alone, 15% of our oil and gas engagements have been with owner and/or operators; but most (55% to be exact) have been equipment and service providers to the oil and gas industry.

Most applications, around 82%, are focused on subsea operations such as chemical injection and power distribution systems, or services related to extending the life of production fields such as inspection services and surveys, all of which benefit from monitoring, power augmentation, or power redundancy. Also, most applications require or benefit from real-time data communications. A smaller percentage of applications are focused on information collection for front-end engineering and development (or “FEED”), although we believe that once market adoption is achieved in the other application areas, FEED could be an area of growth.

Most of our discussions occur with the evaluators, implementers, and final decision-makers for our solutions. 42% of all discussions with owners, operators, and equipment and service providers are at the executive level, and over a third have advanced through technology discussions and application exploration. One such relationship, Sonalysts, has resulted in a joint marketing agreement, and we believe that more could result in the coming months. Our international business development activities have resulted in similar results, as we continue to find ways to expand our geographic footprint across our target markets.

In conclusion, we have come a long way in developing a new product which is proving to be valued by our target markets. We have made significant headway in driving our product into markets with the end-goal of achieving sustainable revenues, and we are finding ways to accelerate this process. We are focused on improving our products and removing cost, as well as strategically developing next generation products driven by the voice of the customer. And we continue to focus on achieving operating efficiencies in order to maximize our financial runway, while finding the right talent to help move us toward our business objectives.

As always, thank you for your support and time today. Operator, we're now ready to take questions.

Question-and-Answer Session

Operator:

There are no further questions in the queue. I’ll now turn the call back over to Mr. Kirby for any closing remarks.

George H. Kirby

Thank you all once again for attending today’s call. If you have any further questions, please do not hesitate to contact us. Otherwise, we look forward to speaking with you again next quarter.

Operator:

Thank you everyone. That concludes our call. You may now disconnect.

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